Exhibit 99.1

The estimated expenses incurred by Duke Realty Corporation (the “Company”) in connection with its issuance and sale of 75,210,000 shares of common stock, par value $0.01 per share, are set forth in the following table:

SEC Registration Fee	$32,105
NYSE Listing Fee	$282,040
Printing and Engraving Costs	$10,000
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$50,000
Blue Sky Fees and Expenses	$0
Miscellaneous	$5,855
Total	$480,000